Exhibit 99.1

Contact:

Christopher D. Ozeroff

Senior Vice President and General Counsel

720.940.2100

GENCAROTM CARDIOVASCULAR EFFECT ON PATIENTS

WITH ATRIAL FIBRILLATION PAPER

PUBLISHED IN EUROPEAN JOURNAL OF HEART FAILURE

Broomfield, CO, December 12, 2012 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for atrial fibrillation and other cardiovascular diseases, today announced that the paper “Effect of Bucindolol (Gencaro) on Heart Failure Outcomes and Heart Rate Response in Patients with Reduced Ejection Fraction Heart Failure and Atrial Fibrillation” was published in the European Journal of Heart Failure (www.escardio.org/journals/european-journal-heart-failure), a publication of the Heart Failure Association of the European Society of Cardiology.

The paper discusses post-hoc analyses of data from the Phase 3 clinical study of Gencaro in heart failure, known as the Beta-Blocker Evaluation of Survival Trial (BEST), which was sponsored by the National Heart, Lung and Blood Institute of the National Institutes of Health, and the Cooperative Studies Program of the Department of Veterans Affairs. These data demonstrate that patients with established atrial fibrillation (AF) in BEST who received Gencaro had improvements in heart failure clinical endpoints. Compared to placebo, the effects of Gencaro on improving heart failure clinical endpoints in the 303 patients in BEST with established AF were generally similar to the effects of Gencaro on these endpoints in the 2,176 patients in BEST with normal sinus rhythm.

The data also demonstrate that Gencaro made it more likely for patients with established AF to achieve ventricular rate control, and that Gencaro improved cardiovascular clinical endpoints for those AF patients who did achieve rate control. 67% of AF patients who received Gencaro achieved ventricular response rate control, defined as a resting heart rate of less than or equal to 80 beats per minute without symptomatic bradycardia (p  <  0.005). In AF patients who achieved ventricular response rate control, Gencaro produced a 39% reduction (p  =  0.025) in cardiovascular mortality/cardiovascular hospitalizations. In addition, Gencaro also improved cardiovascular clinical endpoints for those AF patients possessing the genotype which ARCA believes is most favorable for Gencaro response. In a substudy of 1,040 patients in BEST in which patient genotypes were analyzed, Gencaro was associated with a 72% decrease (p  =  0.039) in cardiovascular mortality/cardiovascular hospitalizations in those 52 AF patients in the substudy with the beta-1 389 arginine homozygous genotype. ARCA believes that this genotype predicts a favorable response to Gencaro, and is estimated to be present in about 50% of the population in the U.S. These data are in contrast to the data reported for studies of other beta-blockers, including carvedilol, in which AF patients with the beta-1 389 arginine homozygous genotype who received those drugs exhibited evidence of resistance to heart rate reduction.

Christopher O’Connor, MD, Professor of Medicine and Cardiologist, Duke University Medical Center, and a co-author of the paper commented, “In placebo controlled trials of patients with heart failure and reduced left ventricular ejection fraction (HFREF) who also have permanent AF, currently approved beta blockers have not shown benefit by improving clinical endpoints. In this study, Gencaro exhibited evidence of efficacy against clinical endpoints in patients with HFREF and AF. In addition, this efficacy appears to be pharmacogenetically enhanced in patients with the beta-1 389 arginine homozygous genotype, and rate control was also effective in this genotype. This evidence of rate control by Gencaro in this genotype is important because it has been reported that other beta-blockers do not provide adequate rate control in AF patients with this genotype.”

Michael Bristow, MD, PhD, President and CEO of ARCA biopharma and Professor of Medicine (Cardiology) at the University of Colorado Anschutz Medical Campus, and a senior author of the paper added, “These data from the BEST study suggest that Gencaro may be safe and effective in patients with permanent AF. ARCA would be able to further test this hypothesis in its proposed trial of Gencaro in AF prevention.”

ARCA has been granted patents in the U.S., Europe, and other jurisdictions for methods of identifying and treating patients with the beta-1 389 arginine homozygous genotype. The Company plans to conduct a Phase 3 clinical trial to evaluate Gencaro as a potential treatment for the prevention of AF in patients with this genotype, subject to receiving the necessary funding.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment. ARCA has a collaboration with the Laboratory Corporation of America (LabCorp), under which LabCorp has developed a companion genetic test for Gencaro. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release and the associated presentation may contain “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the ability of genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat atrial fibrillation, and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2011 and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

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